Exhibit 99.1

QUARTERLY REPORT SEPTEMBER 2026 HIGHLIGHTS • Curragh reset program on track and delivering results in open cut mining operations, with ROM production of 4.2Mt, the highest quarterly total since Q3 2020. • Third quarter earnings of $44M, the highest quarterly earnings since Q2 2024 and up from $7M compared to the prior quarter, driven by: • Higher prices – the PLV HCC index averaged US$248/t, up from US$238/t in prior quarter, and it has since moved higher (US$269/t on 12 October). • Quarter on quarter mining cash cost was $19M lower due to the new Curragh mine plan which prioritises low strip ratio coal at Curragh South, reducing overburden movement. • Early-stage plant uptime improvements resulting in 200Kt of additional HCC production quarter on quarter, as well as a reduction in ROM coal bypassed and sold as low-value thermal coal. • Buchanan delivered ~700Kt ROM despite the material impact of roof conditions at the southern longwall, now resolved, which caused Group production to be lower quarter on quarter. • Available liquidity increased by $57M from the prior quarter to $155M, driven by: • A US$75M prepayment from Glencore, partially offset by: • Investment in ~600Kt of ROM inventory build at Curragh (to 830Kt), which was planned for and aligned with our new strategy emphasizing system stability and improved product mix, as well as building sufficient inventory ahead of the wet season. • Timing of cash flows – biannual high yield notes interest payment, insurance premiums and capital expenditures resulting in approximately $50M of lumpy outflows during the quarter. • Sales of 3.6Mt, up 2% quarter on quarter, with port congestion constraining shipments of Curragh coal. This resulted in approximately 630Kt of coal stockpiled at port at quarter end, and delayed vessels associated with around US$50M of revenue, which is expected to be realised in Q4 2026. • December quarter expected to benefit from impact of higher index in the September quarter, recovery in Buchanan volumes, shipment of Curragh coal delayed by port congestion and Mammoth improvements, partly offset by the planned November longwall move at Buchanan. • While the operational reset program is delivering measurable improvements in mining productivity, strip ratios and product quality, the expected benefits are yet to fully flow through to Saleable production, earnings and cash generation. Accordingly, the Company has revised 2026 guidance as set out in this report. It is expected that the benefit of the reset program will be reflected in the Company’s 2027 guidance. • Revised 2026 guidance includes Saleable production of 14.0–14.5Mt (previously 16–17Mt) and mining cash costs of $105–110/t (previously $88–96/t), reflecting recent Buchanan geology issues, slower than expected Mammoth ramp-up and CHPP throughput, as well as unfavorable FX and diesel cost year-to-date. In line with the reset program's focus on margin over volume, Curragh is not bypassing ROM coal as low-value thermal product, and we expect to instead carry around 1.5Mt of ROM stocks into 2027, which can be sold as higher-value products. Capital expenditure is expected around the bottom end of the $150 to $175M range, which is unchanged.

QUARTERLY REPORT
SEPTEMBER 2026

Comments from Chief Executive Officer and Managing Director, Barrie van der Merwe

"While operational performance improved during the quarter, nothing is more important than ensuring our people return home safely every day. We continued to work through initiatives to improve both our TRIR and Severity Rate during the period. However, we recognise there is still more work to do. Through our leadership training program and continued focus on critical controls, risk management and frontline engagement, we remain committed to building a stronger safety culture across the Group.

I am pleased with the progress we are making with the Curragh reset program. We are seeing benefits in cost and margin starting to flow through to the bottom line. The open cut operations at Curragh performed particularly well and we are expecting further improvement in Mammoth and plant performance over the coming months.

Inventory levels, both at Curragh and at port, are at healthier levels now. This supports overall system stability and allows us to realise higher margin on our products, as and when the plants can wash it in the most optimal manner – especially with stronger index pricing that is still to flow through in the next two quarters.

While challenging roof conditions at Buchanan impacted the September quarter, we have learned much from the event and are better placed to deal with this if it occurs again. Buchanan remains a high-quality long-life asset that generates a good return through the price cycle.

The Company has revised its 2026 guidance to reflect the recent Buchanan geological issues, the slower Mammoth ramp-up and slower than expected improvement in CHPP throughput. Consistent with our reset program, we have prioritised margin over volume and have built ROM stockpiles that will be carried into 2027 to produce higher-value products.

While there is much work to do in order to deleverage the balance sheet, we are starting to position Coronado to be ready to maximise its benefit from rising prices and I would like to thank all our teams for their continued support and hard work."

OPERATIONS AND SALES

Quarterly Segment Production, Sales volumes, and Realised pricing

Summary Information (unaudited)		Sep Q26	Jun Q26	Change	Sep 2026 YTD	Sep 2025 YTD	Change
ROM production	**Mt**	6.0	6.4	-6.7%	17.8	20.3	-12.2%
Australia	Mt	4.2	3.9	7.9%	10.3	9.6	7.1%
USA	Mt	1.8	2.6	-28.7%	7.6	10.7	-29.4%
Saleable production	**Mt**	3.4	4.1	-17.3%	10.5	11.7	-10.1%
Australia	Mt	2.7	3.0	-11.1%	7.4	7.5	-2.4%
USA	Mt	0.7	1.1	-33.7%	3.1	4.1	-24.1%
% Met Coal	%	81.4%	78.2%	3.2%	80.8%	77.8%	3.0%
Sales volumes	**Mt**	3.6	3.5	2.3%	10.5	11.1	-5.3%
Australia	Mt	2.7	2.4	16.1%	7.3	7.2	0.5%
USA	Mt	0.8	1.1	-26.5%	3.3	3.9	-16.0%
Sales mix							
Met Coal	%	77.8%	80.4%	-2.6%	76.6%	77.0%	-0.4%
Thermal Coal	%	22.2%	19.6%	2.6%	23.4%	23.0%	0.4%
Export Sales	%	81.2%	77.4%	3.8%	77.7%	70.2%	7.5%
Domestic Sales	%	18.8%	22.6%	-3.8%	22.3%	29.8%	-7.5%
Avg Mining Cash Cost/t Produced	**US$/t**	112.8	97.9	15.2%	113.3	94.9	19.4%
Australia	US$/t	104.4	98.9	5.6%	112.5	87.3	28.9%
USA	US$/t	142.4	95.0	49.8%	115.2	108.8	5.8%
Realised pricing ($/t)							
AU- Realised Met Price (FOB)	US$/t	186.3	171.8	8.4%	175.0	148.4	17.9%
PLV HCC FOB AUS Index Price	US$/t	248.1	238.3	4.1%	240.5	184.2	30.5%
% of PLV HCC FOB AUS Index	%	75.1%	72.1%	3.0%	72.8%	80.5%	-7.7%
US - Realised Met Price (FOR)	US$/t	177.0	168.4	5.1%	170.8	150.8	13.3%
% of PLV HCC FOB AUS Index	%	71.3%	70.7%	0.6%	71.0%	81.8%	-10.8%
Group - Realised Met Price (combined FOB/FOR)	US$/t	183.5	170.5	7.6%	173.4	149.4	16.1%
% of PLV HCC FOB AUS Index	%	74.0%	71.6%	2.4%	72.1%	81.1%	-9.0%

QUARTERLY REPORT: Q3, SEP 2026 2

QUARTERLY REPORT SEPTEMBER 2026 QUARTERLY REPORT: Q3, SEP 2026 3 Note: Coronado reports its production and financial information on a geographical segment basis. Please refer to production and sales data by mine. Some numerical figures in the above table have been subject to rounding adjustments. Accordingly, numerical figures shown as totals may not equal the sum of the figures that precede them. September quarter 2026, September YTD 2026 and September 2025 YTD production and sales volumes included Logan, which was idled in March 2026. Logan sales volumes were 0.1Mt in the June 2026 quarter, 0.3Mt in the September 2026 YTD period and 1.3Mt in the September 2025 YTD period. Curragh Complex Curragh continued to advance its operational reset program during the September quarter, delivering further evidence of improvement in open cut mining performance, mine plan execution and operational flexibility. ROM production increased 7.9% quarter on quarter to 4.2Mt from 3.9Mt in the June quarter, representing the highest quarterly ROM production since the September 2020 quarter. The increase reflects improved mining productivity and successful execution of key southern mining area milestones under the revised mine plan. A reduction in strip ratio and consequent reduction in waste movement at Curragh South reflects ongoing implementation of the revised mine sequence and supports the Company’s view that the operation is beginning to realize the benefits associated with the reset strategy. These outcomes are expected to support improved operating efficiency and reduced capital intensity over time. Inventory levels continued to build throughout the quarter, improving operational flexibility and supporting customer commitments. Curragh ROM inventories increased to approximately 830Kt at quarter end, providing increased flexibility ahead of the wet season and a stronger platform for converting ROM into higher-value saleable tonnes as CHPP performance continues to improve. Product quality and product mix outcomes also improved during the period. The business continued reducing its loss-making thermal coal sales while increasing the proportion of higher-value Met Coal production. Although PCI production declined, the overall quality and margin profile of production improved relative to the June quarter. CHPP reliability and operating stability continued to be a primary focus during the quarter. Plant performance remains the principal operational constraint at Curragh, but ongoing improvements in reliability and runtime are increasingly allowing management to shift focus toward throughput optimisation, recovery improvement and conversion of existing ROM inventories into saleable tonnes. The Company believes improving throughput and recoveries represent the most significant near-term opportunity to enhance production performance and unlock additional value from the existing mining activities. Mammoth’s ramp-up remained below expectations during the September quarter and continues to be an important focus area. Underground mining operations have been particularly impacted by extensive faulting in two of the panels. The mine operator, Mammoth Underground Mine Management Pty Ltd (a subsidiary of Eclipse Mining Pty Ltd), is implementing an extensive improvement program as its understanding of the geology in this mine develops. While further work remains across Mammoth and CHPP performance, the Company believes the operational reset program is delivering measurable improvement across a range of key operating metrics and is establishing stronger foundations for sustainable earnings and cash generation. Buchanan Buchanan successfully progressed through a significant geological fault encountered within the southern longwall panel during the September quarter, and longwall advance rates have since largely returned to normal. The operation continues to benefit from the flexibility created through the expanded operating footprint established by the Buchanan expansion project. The northern longwall partially offset lost production during the period despite hard-cutting conditions, and demonstrated the operational resilience provided by the dual-longwall configuration. While temporary in nature, the geological conditions at Buchanan’s southern longwall represented the most significant adverse factor affecting Group performance during the quarter. The faulting reduced ROM production by approximately 0.7Mt relative to the June quarter and materially affected production of premium low-volatility Met Coal products. Additional production support requirements and void fill activities associated with safely progressing through the affected zone increased operating costs during the period. Combined with lower production and sales volumes, these factors resulted in a material increase in unit costs and significantly reduced earnings contribution from the operation. The disruption also affected operating leverage within the business, with lower production volumes reducing the ability to recover fixed operating costs across the production base. The Company does not view the geological conditions encountered during the quarter as indicative of any deterioration in the quality, capability or long-term value of the asset. The operation has successfully advanced through the faulted area and normal longwall advancement rates have subsequently been restored.

QUARTERLY REPORT SEPTEMBER 2026 QUARTERLY REPORT: Q3, SEP 2026 4 With normal mining conditions re-established, the Company believes Buchanan is well positioned to return toward expanding production and higher earnings moving forward, noting that the planned longwall move in November is expected to affect December quarter production. Safety and Health As at 30 September 2026, the Group TRIR was 1.42, up 6% from 1.34 for the June quarter of 2026. The Company will continue to prioritise safety as its most important responsibility and remains committed to delivering long-term improvements that create a safer workplace for all employees and contractors. During the quarter, the Company continued the implementation of its leadership training program across all operations. The program is aimed at strengthening visible safety leadership, enhancing critical risk management practices and reinforcing frontline engagement to ensure safety standards are consistently understood, applied and maintained across the business. The program brings together leaders from all levels of the organisation and is designed to reinforce accountability, improve hazard identification and intervention capabilities and enhance the quality of safety interactions in the field. Through regular site engagements, leadership observations and workforce participation, the Company is seeking to further embed a proactive safety culture that encourages shared ownership of safety outcomes and improvement. The leadership program is supported by a range of ongoing initiatives, including critical control verification activities, targeted training programs, field leadership interactions and focused reviews of key operational risks. Together, these measures are intended to strengthen risk management, improve safety performance and support the Company's objective of preventing serious injuries and fatalities across all operations. Sales Group Sales volumes of 3.6Mt in the September quarter were 2% higher than the June quarter despite lower production, due to the drawdown of inventory built in prior periods. Sales volumes were constrained by port congestion (Curragh experienced 10–14 day loading delays alone), with approximately 630Kt of coal held at port awaiting shipment at quarter end across the Group. The delayed vessels represented approximately US$50M of revenue that is expected to be realised in the December quarter, with most vessels already having sailed in October. The Company has also seen some improvement in port congestion conditions since quarter end. The Group maintained a favourable sales mix during the period, with Met Coal continuing to represent the majority of sales volumes. Stronger realised pricing outcomes, supported by higher benchmark PLV HCC pricing, contributed positively to earnings performance during the quarter. Group realised Met Coal pricing increased to US$183.5/t, up from US$170.5/t in the June quarter, with an average Australian realised Met Coal price of US$186.3/t and an average U.S. realised Met Coal price of US$177.0/t. Australian realised Met Coal pricing improved to 75.1% of the PLV HCC FOB Australia benchmark, up from 72.1% in the June quarter, reflecting continued improvements in product mix, marketing initiatives and commercial execution. Benchmark PLV HCC FOB Australia pricing averaged approximately US$248.1/t during the quarter, an increase of 4.1% from the June quarter, providing strong support for Realised pricing and earnings across the Group. Inventory levels improved throughout the period, providing greater operational flexibility and partially offsetting the impact of lower saleable production. This allowed the Group to continue servicing customers while rebuilding operating momentum across both Curragh and Buchanan. METALLURGICAL COAL MARKETS The Met Coal market remained supportive during the September quarter due to ongoing supply constraints in China, resilient steel demand across key growth markets and continued discipline across global seaborne supply. Chinese domestic coal production remained below normal levels throughout the quarter as safety inspections and operational restrictions continued to limit output from a number of mines. These supply constraints helped support seaborne import demand despite weaker profitability across China's steel sector. Chinese steel production conditions remained mixed during the quarter. While seasonal steel demand improved ahead of national holidays and supported shipments, steel margins remained under pressure and a large proportion of steel

QUARTERLY REPORT SEPTEMBER 2026 QUARTERLY REPORT: Q3, SEP 2026 5 mills continued to operate at limited profitability. Hot metal production softened modestly during the period as some blast furnaces reduced operating rates or entered maintenance programs. Outside China, demand conditions remained more supportive. India's steel market continued to demonstrate resilience, supported by infrastructure activity, automotive demand and expectations of stronger post-monsoon steel consumption. While buyers remained cautious in response to elevated Met Coal prices, improving steel market conditions are expected to support a gradual recovery in import demand following the monsoon season. On the supply side, global market conditions remained relatively balanced. Australian Met Coal production and exports continued to recover during the quarter, supported by favourable operating conditions and improved performance across several operations. At the same time, disruptions affecting Russian logistics and ongoing challenges in parts of North America continued to limit supply growth from certain exporting regions. Market sentiment softened towards the end of the quarter as expectations of gradual Chinese mine restarts, recovering Mongolian supply and weaker steel margins moderated demand expectations. Nevertheless, seaborne Met Coal markets continued to benefit from constrained supply growth, supportive demand across major steel-producing economies and the strategic importance of high-quality metallurgical coal in blast furnace steel production. FINANCIAL PERFORMANCE Financial performance strengthened during the September quarter, resulting in significantly higher earnings compared to the prior quarter, driven by higher realised pricing, lower total mining costs at Curragh, an improved production mix and the build of unsold coal into inventory. Coal revenues increased to approximately $558M during the quarter (June 2026 quarter: $506M) while Group Realised pricing increased to US$183.5/t, benefiting from stronger benchmark pricing and continued commercial optimisation initiatives. Available liquidity increased by $57M to $155M at 30 September 2026, mainly supported by the Glencore prepayment financing arrangement. Cash flow during the quarter was affected by timing items, principally customer receipts moved into October by port congestion, the build of ROM and port inventories, and the senior secured notes interest and insurance payments, together with the impact of geological conditions on Buchanan production, partly offset by supplier payment deferrals that are expected to reverse in the December quarter. Adjusting for these items, and excluding the prepayment arrangements, the underlying business was broadly cash neutral for the quarter, supported by the significant improvement in earnings, stronger pricing and lower mining cash costs at Curragh. Net debt was $553M at 30 September 2026 (compared to $606M at 30 June 2026). Inventory build represented a significant use of cash during the quarter. The Curragh ROM build was partly deliberate, to prepare for the wet season and to support plant feed continuity and customer commitments, and partly the result of CHPP constraints and port congestion. These inventories are expected to convert to sales and cash progressively as plant performance and port conditions improve. The largest adverse impact on earnings and cash flow was the geological conditions encountered at Buchanan's southern longwall panel. The temporary reduction in production volumes, lost Met Coal tonnes and additional operating activities required to manage the faulted zone materially impacted profitability during the period. Improvements across Curragh open cut performance, product mix optimisation, inventory positioning and operational efficiency initiatives provide support for the Company’s view that the underlying cash-generating capability of the business is improving. Completion of the Logan divestment in July 2026 further simplified the portfolio and removed a loss-making operation from the Group. The Company remains focused on converting improving operational performance, stronger inventory levels, better product mix outcomes and increasing production consistency into sustainable free cash flow generation.

QUARTERLY REPORT
SEPTEMBER 2026

Outlook and Guidance

During the quarter, the Company completed a detailed review of operating performance, production expectations and the timing associated with key operational improvement initiatives across the Group.

While meaningful progress has been achieved through the Curragh operational reset program, improved inventory positioning, advancement of the Southern open cut mining operations and a range of productivity and cost improvement initiatives, the timing of expected improvements in CHPP performance has been slower than originally anticipated, and production was affected by geological conditions at Buchanan and the slower Mammoth ramp-up.

As a result, the Company now expects full year Saleable production of 14.0Mt to 14.5Mt. The revision reflects lost production at Buchanan arising from the south longwall geological conditions, the slower Mammoth ramp-up and slower than expected improvement in Curragh CHPP throughput. Consistent with the reset program's focus on margin over volume and on building inventory buffers to stabilise the production system, the Company has chosen not to bypass ROM coal as low-value thermal product, which could have increased reported volumes. Curragh expects to end the year with approximately 1.5Mt of ROM coal on stockpiles, equivalent to approximately 1.1Mt of Saleable production at a 75% yield, which we expect will be processed into higher-value products in 2027. Once normalised for the Buchanan performance this quarter and slower than expected Mammoth ramp-up, it is expected that the Company's 2027 guidance will reflect 16Mt to 17Mt Saleable production, which is equivalent to the Company's original 2026 guidance.

The lower denominator ($5/t) and the impact of a stronger AUD and higher diesel prices, which has added more than $100M to costs ($7/t), is expected to result in annualized Average mining cash costs per tonne produced ($/t) of between $105 to $110/t.

Accordingly, the Company's revised 2026 guidance is as follows:

	Original 2026 Guidance	Revised 2026 Guidance
Saleable Production (Mt)	16-17	**14.0-14.5**
Average mining cash costs per tonne produced	88-96	**105-110**
Capital Expenditure ($M)	150-175	**No Change**

These revisions do not reflect a deterioration in the underlying quality or capability of the Company's operating assets. ROM production, inventory levels and mine plan execution have continued to improve during the year, while progress achieved through the operational reset program has strengthened the platform for longer-term performance improvement.

The Company's focus remains on maximising value and cash generation through improved recoveries, product quality, operational discipline and margin performance rather than solely pursuing production volumes. The benefits of current operational initiatives will become increasingly evident as expected CHPP performance improvements materialise and existing ROM inventories are converted into higher-value Saleable production.

Coronado expects to release its unaudited financial statements for the quarter ended 30 September 2026 (SEC Form 10-Q) to the market on 10 November 2026 (AEST).

Coronado quotes all numbers in U.S. dollars.

This Quarterly Report was authorised for release by the Board of Coronado Global Resources Inc.

Contacts

Coronado Global Resources Inc. ARBN: 628 199 468
Registered Office: Level 33, Central Plaza One, 345 Queen Street, Brisbane QLD 4000 Australia.
T: +61 7 3031 7777 | E: investors@coronadoglobal.com | www.coronadoglobal.com

Investors
Chantelle Essa
Vice President Investor Relations
T: +61 477 949 261
E: cessa@coronadoglobal.com

Media
Helen McCombie
Sodali & Co
T: +61 411 756 248
E: helen.mccombie@sodali.com

QUARTERLY REPORT: Q3, SEP 2026 6

QUARTERLY REPORT
SEPTEMBER 2026

APPENDIX

Quarterly Production and Sales Volumes by Mine

Summary Information (unaudited)		Sep Q26	Jun Q26	Change	Sep 2026 YTD	Sep 2025 YTD	Change
ROM production	**Mt**	6.0	6.4	-6.7%	17.8	20.3	-12.2%
Curragh	Mt	4.2	3.9	7.9%	10.3	9.6	7.1%
Buchanan	Mt	1.8	2.5	-26.9%	6.5	5.9	10.5%
Logan	Mt	0.0	0.0	-%	1.0	4.8	-78.3%
Saleable production	**Mt**	3.4	4.1	-17.3%	10.5	11.7	-10.1%
Curragh	Mt	2.7	3.0	-11.1%	7.4	7.5	-2.4%
Buchanan	Mt	0.8	1.1	-28.8%	2.9	2.7	5.7%
Logan	Mt	0.0	0.0	-%	0.3	1.4	-81.7%
Sales volumes	**Mt**	3.6	3.5	2.3%	10.5	11.1	-5.3%
Curragh	Mt	2.7	2.4	16.1%	7.3	7.2	0.5%
Buchanan	Mt	0.8	1.0	-16.8%	3.0	2.6	16.0%
Logan	Mt	0.0	0.1	-100.0%	0.3	1.3	-77.1%

Some numerical figures in the above table have been subject to rounding adjustments. Accordingly, numerical figures shown as totals may not equal the sum of the figures that follow them.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements concerning our business, operations, financial performance and condition, the coal, steel and other industries, and our plans, objectives and expectations for our business, operations, financial performance and condition. Forward-looking statements may be identified by words such as "may", "could", "believes", "estimates", "expects", "intends", "plans", "considers", "forecasts", "anticipates", "targets" and other similar words that involve risk and uncertainties. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, cost savings, capital expenditures, dividend payments, share repurchases, liquidity, capital structure, market share, industry volume, or other financial items, descriptions of management's plans or objectives for future operations, plans with respect to certain assets, risk inherent to mining operations, such as adverse weather conditions, inflationary conditions, geopolitical conflicts or tensions, or descriptions or assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the Company's good faith beliefs, assumptions and expectations, but they are not a guarantee of future performance or events. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the Company's control, that are described in our Annual Report on Form 10-K for the year ended 31 December 2025 filed with the ASX on 04 March 2026 (filed with the SEC 03 March 2026) as well as additional factors we may describe from time to time in other filings with the ASX and SEC. You may get such filings for free at our website at www.coronadoglobal.com. It is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

QUARTERLY REPORT: Q3, SEP 2026 7

QUARTERLY REPORT
SEPTEMBER 2026

Coronado STEEL STARTS HERE

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This report includes a discussion of results of operations and references to and analysis of certain non-GAAP measures (as described below) which are financial measures not recognised in accordance with U.S. GAAP. Non-GAAP financial measures are used by the Company and investors to measure operating performance.

Non-GAAP financial measures which may be used in this report include (i) Average realised price per tonne of coal sold, which we define as coal revenues divided by coal Sales volumes; (ii) Average realised price per tonne of Met Coal sold, which we define as Met Coal revenues divided by Met Coal Sales volumes; (iii) Average realised price per tonne of export thermal coal sold, which we define as thermal coal export revenues divided by thermal coal export Sales volumes; (iv) Average realised price per tonne of domestic thermal coal sold, which we define as thermal coal domestic revenues divided by thermal coal domestic Sales volumes; and (v) Average mining cash costs per tonne produced, which we define as mining cash costs divided by Saleable production volumes.

We evaluate our mining cash cost on a cost per metric tonne basis. Mining cash costs is based on reported cost of coal revenues less inventory movement, which is shown on our statement of operations and comprehensive income exclusive of freight expense, Stanwell rebate, other royalties, depreciation, depletion and amortization and selling, general and administrative expenses, adjusted for other items that do not relate directly to the costs incurred to produce coal at the mine.

Reconciliations of certain forward-looking non-GAAP financial measures, including market guidance, to the most directly comparable GAAP financial measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of items impacting comparability and the periods in which such items may be recognised. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

A reconciliation of consolidated costs and expenses, consolidated operating costs, and consolidated mining costs are shown below:

	For the three months ended 30 September 2026				
(In US$000, except for volume data, unaudited)	Australia	United States	Other / Corporate	Total Consolidated	Buchanan
Total costs and expenses	387,643	161,833	13,965	563,441	158,698
Less: Selling, general and administrative expense	(8)	-	(12,171)	(12,179)	-
Less: Restructuring costs	(319)	-	(1,181)	(1,500)	-
Less: Depreciation, depletion and amortization	(24,706)	(16,823)	(613)	(42,142)	(16,672)
Total operating costs	362,610	145,010	-	507,620	142,026
Less: Other royalties	(52,780)	(4,127)	-	(56,907)	(4,124)
Less: Freight expenses	(56,633)	(30,925)	-	(87,558)	(30,925)
Less: Other costs (including non-mining costs)	(7,986)	(3,099)	-	(11,085)	(2,990)
Less: Inventory movement	32,988	(143)	-	32,845	(143)
Total mining cash costs	278,199	106,716	-	384,915	103,844
Saleable production (Mt)	2.7	0.7	-	3.4	0.8
Average mining cash costs per tonne produced	104.4	142.4	-	112.8	132.1

	For the three months ended 30 June 2026				
(In US$000, except for volume data, unaudited)	Australia	United States	Other / Corporate	Total Consolidated	Buchanan
Total costs and expenses	363,433	181,754	13,464	558,651	158,329
Less: Selling, general and administrative expense	-	-	(10,479)	(10,479)	-
Less: Restructuring costs	-	(3,649)	(2,369)	(6,018)	-
Less: Depreciation, depletion and amortization	(25,422)	(20,148)	(616)	(46,186)	(18,706)
Total operating costs	338,011	157,957	-	495,968	139,623
Less: Other royalties	(37,300)	(7,270)	-	(44,570)	(6,055)
Less: Freight expenses	(50,933)	(42,868)	-	(93,801)	(42,868)
Less: Other costs (including non-mining costs)	(8,769)	(934)	-	(9,703)	(712)
Less: Inventory movement	55,375	497	-	55,872	10,673
Total mining cash costs	296,384	107,382	-	403,766	100,661
Saleable production (Mt)	3.0	1.1	-	4.1	1.1
Average mining cash costs per tonne produced	98.9	95.0	-	97.9	91.2

QUARTERLY REPORT: Q3, SEP 2026 8

QUARTERLY REPORT
SEPTEMBER 2026
Coronado STEEL STARTS HERE

(In US$000, except for volume data, unaudited)	Australia	United States	Other / Corporate	Total Consolidated	Buchanan
	For the nine months ended 30 September 2026				
Total costs and expenses	1,124,073	573,296	32,663	1,730,032	494,485
Less: Selling, general and administrative expense	(8)	-	(27,280)	(27,288)	-
Less: Restructuring costs	(319)	(3,649)	(3,550)	(7,518)	-
Less: Depreciation, depletion and amortization	(68,162)	(61,670)	(1,833)	(131,665)	(52,767)
Total operating costs	1,055,584	507,977	-	1,563,561	441,718
Less: Other royalties	(114,015)	(17,810)	-	(131,825)	(15,198)
Less: Freight expenses	(149,257)	(117,825)	-	(267,082)	(117,825)
Less: Other costs (including non-mining costs)	(23,976)	(4,970)	-	(28,946)	(4,366)
Less: Inventory movement	60,137	(6,415)	-	53,722	(1,408)
Total mining cash costs	828,473	360,957	-	1,189,430	302,921
Saleable production (Mt)	7.4	3.1	-	10.5	2.9
Average mining cash costs per tonne produced	112.5	115.2	-	113.3	105.3

(In US$000, except for volume data, unaudited)	Australia	United States	Other / Corporate	Total Consolidated	Buchanan
	For the nine months ended 30 September 2025				
Total costs and expenses	1,018,184	588,841	24,976	1,632,001	361,821
Less: Selling, general and administrative expense	(11)	(13)	(23,450)	(23,474)	-
Less: Restructuring costs	-	-	-	-	-
Less: Depreciation, depletion and amortization	(60,177)	(73,524)	(1,526)	(135,227)	(47,480)
Total operating costs	957,996	515,304	-	1,473,300	314,341
Less: Other royalties	(90,132)	(27,925)	-	(118,057)	(13,135)
Less: Stanwell rebate	(70,115)	-	-	(70,115)	-
Less: Freight expenses		(63,245)	-	(194,617)	(63,237)
Less: Other costs (including non-mining costs)	(15,886)	(3,539)	-	(19,425)	(2,200)
Less: Inventory movement	8,437	28,885	-	37,322	19,494
Total mining cash costs	658,928	449,480	-	1,108,408	255,263
Saleable production (Mt)	7.5	4.1	-	11.7	2.7
Average mining cash costs per tonne produced	87.3	108.8	-	94.9	93.7

A reconciliation of Average realised price per tonne sold (Met and thermal) is shown below for each of the periods presented in this report:

(In US$'000, except for volume data, unaudited)	Australian Operations	U.S. Operations	Consolidated	Buchanan
	For the three months ended 30 September 2026			
Total Revenues	415,580	147,932	563,512	147,898
Less: Other revenues	5,616	204	5,820	204
Total coal revenues	409,964	147,728	557,692	147,694
Less: Thermal coal revenues	46,457	29	46,486	-
Met Coal revenues	363,507	147,699	511,206	147,694
Volume of Met Coal sold (Mt)	2.0	0.8	2.8	0.8
Average realised price per tonne of Met coal sold	186.3	177.0	183.5	177.0

(In US$'000, except for volume data, unaudited)	Australian Operations	U.S. Operations	Consolidated	Buchanan
	For the three months ended 30 June 2026			
Total Revenues	326,614	187,514	514,128	172,034
Less: Other revenues	7,706	52	7,758	52
Total coal revenues	318,908	187,462	506,370	171,982
Less: Thermal coal revenues	22,554	4,189	26,743	-
Met Coal revenues	296,354	183,273	479,627	171,982
Volume of Met Coal sold (Mt)	1.7	1.1	2.8	1.0
Average realised price per tonne of Met coal sold	171.8	168.4	170.5	171.5

QUARTERLY REPORT: Q3, SEP 2026 9

QUARTERLY REPORT
SEPTEMBER 2026

(In US$'000, except for volume data, unaudited)	Australian Operations	U.S. Operations	Consolidated	Buchanan
	For the nine months ended 30 September 2026			
Total Revenues	1,001,281	543,552	1,544,833	510,059
Less: Other revenues	20,004	275	20,279	274
Total coal revenues	981,277	543,277	1,524,554	509,785
Less: Thermal coal revenues	111,426	14,022	125,448	98
Met Coal revenues	869,851	529,255	1,399,106	509,687
Volume of Met Coal sold (Mt)	5.0	3.1	8.1	2.9
Average realised price per tonne of Met coal sold	175.0	170.8	173.4	172.9

(In US$'000, except for volume data, unaudited)	Australian Operations	U.S. Operations	Consolidated	Buchanan
	For the nine months ended 30 September 2025			
Total Revenues	833,439	565,815	1,399,254	375,742
Less: Other revenues	21,006	790	21,796	239
Total coal revenues	812,433	565,025	1,377,458	375,503
Less: Thermal coal revenues	73,991	23,362	97,353	176
Met Coal revenues	738,442	541,663	1,280,105	375,327
Volume of Met Coal sold (Mt)	5.0	3.6	8.6	2.5
Average realised price per tonne of Met coal sold	148.4	150.8	149.4	148.7

(In US$'000, except for volume data, unaudited)	Australian Operations	U.S. Operations	Consolidated	Buchanan
	For the three months ended 30 September 2026			
Total Revenues	415,580	147,932	563,512	147,898
Less: Other revenues	5,616	204	5,820	204
Total coal revenues	409,964	147,728	557,692	147,694
Less: Met coal revenues	363,506	147,699	511,205	147,695
Thermal coal revenues	46,458	29	46,487	-1
Less: Export thermal coal revenues	32,956	29	32,985	-
Domestic thermal coal revenues	13,502	-	13,502	-1
Volume of Domestic thermal coal sold (Mt)	0.5	-	0.5	-
Average realised price per tonne of domestic thermal coal sold	25.5	-	25.5	-

(In US$'000, except for volume data, unaudited)	Australian Operations	U.S. Operations	Consolidated	Buchanan
	For the three months ended 30 June 2026			
Total Revenues	326,614	187,515	514,129	172,034
Less: Other revenues	7,706	52	7,758	52
Total coal revenues	318,908	187,463	506,371	171,982
Less: Met coal revenues	296,354	183,274	479,628	171,982
Thermal coal revenues	22,554	4,189	26,743	-
Less: Export thermal coal revenues	6,301	4,189	10,490	-
Domestic thermal coal revenues	16,253	-	16,253	-
Volume of Domestic thermal coal sold (Mt)	0.6	-	0.6	-
Average realised price per tonne of domestic thermal coal sold	28.1	-	28.1	-

QUARTERLY REPORT: Q3, SEP 2026 10

QUARTERLY REPORT
SEPTEMBER 2026
Coronado STEEL STARTS HERE

(In US$'000, except for volume data, unaudited)	For the nine months ended 30 September 2026 Australian Operations	U.S. Operations	Consolidated	Buchanan
Total Revenues	1,001,281	543,552	1,544,833	510,059
Less: Other revenues	20,004	275	20,279	275
Total coal revenues	981,277	543,277	1,524,554	509,784
Less: Met coal revenues	869,851	529,255	1,399,106	509,687
Thermal coal revenues	111,426	14,022	125,448	97
Less: Export thermal coal revenues	52,385	13,924	66,309	-
Domestic thermal coal revenues	59,041	98	59,139	97
Volume of Domestic thermal coal sold (Mt)	1.8	-	1.8	-
Average realised price per tonne of domestic thermal coal sold	32.5	5.3	32.3	5.3

(In US$'000, except for volume data, unaudited)	For the nine months ended 30 September 2025 Australian Operations	U.S. Operations	Consolidated	Buchanan
Total Revenues	833,439	565,814	1,399,253	375,742
Less: Other revenues	21,006	790	21,796	239
Total coal revenues	812,433	565,024	1,377,457	375,503
Less: Met coal revenues	738,442	541,663	1,280,105	375,326
Thermal coal revenues	73,991	23,361	97,352	177
Less: Export thermal coal revenues	19,330	23,061	42,391	-
Domestic thermal coal revenues	54,661	300	54,961	177
Volume of Domestic thermal coal sold (Mt)	2.0	-	2.0	-
Average realised price per tonne of domestic thermal coal sold	27.5	9.2	27.2	5.4

(In US$'000, except for volume data, unaudited)	For the three months ended 30 September 2026 Australian Operations	U.S. Operations	Consolidated	Buchanan
Total Revenues	415,580	147,932	563,512	147,899
Less: Other revenues	5,616	204	5,820	204
Total coal revenues	409,964	147,728	557,692	147,695
Less: Met coal revenues	363,506	147,699	511,205	147,695
Thermal coal revenues	46,458	29	46,487	-
Less: Domestic thermal coal revenues	13,502	-	13,502	-
Export thermal coal revenues	32,956	29	32,985	-
Volume of Export thermal coal sold (Mt)	0.3	-	0.3	-
Average realised price per tonne of export thermal coal sold	125.0	-	125.1	-

(In US$'000, except for volume data, unaudited)	For the three months ended 30 June 2026 Australian Operations	U.S. Operations	Consolidated	Buchanan
Total Revenues	326,614	187,515	514,129	172,034
Less: Other revenues	7,706	52	7,758	52
Total coal revenues	318,908	187,463	506,371	171,982
Less: Met coal revenues	296,354	183,274	479,628	171,982
Thermal coal revenues	22,554	4,189	26,743	-
Less: Domestic thermal coal revenues	16,253	-	16,253	-
Export thermal coal revenues	6,301	4,189	10,490	-
Volume of Export thermal coal sold (Mt)	0.1	-	0.1	-
Average realised price per tonne of export thermal coal sold	106.5	88.4	98.4	-

QUARTERLY REPORT: Q3, SEP 2026 11

QUARTERLY REPORT
SEPTEMBER 2026
Coronado STEEL STARTS HERE

(In US$'000, except for volume data, unaudited)	Australian Operations	U.S. Operations	Consolidated	Buchanan
	For the nine months ended 30 September 2026			
Total Revenues	1,001,281	543,552	1,544,833	510,059
Less: Other revenues	20,004	275	20,279	275
Total coal revenues	981,277	543,277	1,524,554	509,784
Less: Met coal revenues	869,851	529,255	1,399,106	509,687
Thermal coal revenues	111,426	14,022	125,448	97
Less: Domestic thermal coal revenues	59,039	97	59,136	-
Export thermal coal revenues	52,387	13,925	66,312	97
Volume of Export thermal coal sold (Mt)	0.5	0.2	0.7	-
Average realised price per tonne of export thermal coal sold	108.9	90.8	104.5	-

(In US$'000, except for volume data, unaudited)	Australian Operations	U.S. Operations	Consolidated	Buchanan
	For the nine months ended 30 September 2025			
Total Revenues	833,439	565,815	1,399,254	375,742
Less: Other revenues	21,006	790	21,796	239
Total coal revenues	812,433	565,025	1,377,458	375,503
Less: Met coal revenues	738,442	541,663	1,280,105	375,326
Thermal coal revenues	73,991	23,362	97,353	177
Less: Domestic thermal coal revenues	54,661	300	54,961	177
Export thermal coal revenues	19,330	23,061	42,391	-
Volume of Export thermal coal sold (Mt)	0.3	0.3	0.6	-
Average realised price per tonne of export thermal coal sold	72.7	85.6	79.2	-

(In US$'000, except for volume data, unaudited)	Australian Operations	U.S. Operations	Consolidated	Buchanan
	For the three months ended 30 September 2026			
Total Revenues	415,580	147,932	563,512	147,898
Less: Other revenues	5,616	204	5,820	204
Total coal revenues	409,964	147,728	557,692	147,694
Volume of coal sold (Mt)	2.7	0.8	3.5	0.8
Average realised price per tonne of coal sold	149.4	177.0	155.8	177.0

(In US$'000, except for volume data, unaudited)	Australian Operations	U.S. Operations	Consolidated	Buchanan
	For the three months ended 30 June 2026			
Total Revenues	326,614	187,515	514,129	172,034
Less: Other revenues	7,706	52	7,758	52
Total coal revenues	318,908	187,463	506,371	171,982
Volume of coal sold (Mt)	2.4	1.1	3.5	1.0
Average realised price per tonne of coal sold	134.9	165.1	144.7	171.5

(In US$'000, except for volume data, unaudited)	Australian Operations	U.S. Operations	Consolidated	Buchanan
	For the nine months ended 30 September 2026			
Total Revenues	1,001,281	543,552	1,544,833	510,059
Less: Other revenues	20,004	275	20,279	274
Total coal revenues	981,277	543,277	1,524,554	509,785
Volume of coal sold (Mt)	7.3	3.3	10.6	3.0
Average realised price per tonne of coal sold	135.0	166.1	144.7	171.9

QUARTERLY REPORT: Q3, SEP 2026 12

QUARTERLY REPORT SEPTEMBER 2026 QUARTERLY REPORT: Q3, SEP 2026 13 For the nine months ended 30 September 2025 (In US$’000, except for volume data, unaudited) Australian Operations U.S. Operations Consolidated Buchanan Total Revenues 833,439 565,815 1,399,254 375,742 Less: Other revenues 21,006 790 21,796 239 Total coal revenues 812,433 565,025 1,377,458 375,503 Volume of coal sold (Mt) 7.2 3.9 11.1 2.6 Average realised price per tonne of coal sold 112.4 145.1 123.8 146.9 A reconciliation of Available Liquidity and Net Debt is shown below for each of the periods presented in this report: 30 September 2026 30 June 2026 (In US$000, except for volume data, unaudited) Total Consolidated Total Consolidated Cash and cash equivalents 154,963 97,686 Less: Restricted cash Cash and cash equivalents (excluding restricted cash) 154,963 97,686 Available Liquidity 154,963 97,686 30 September 2026 30 June 2026 (In US$000, except for volume data, unaudited) Total Consolidated Total Consolidated Cash and cash equivalents 154,963 97,686 Less: Restricted cash ABL (283,662) (279,270) Curragh Housing (24,403) (24,491) 9.250% Senior Notes (400,000) (400,000) Net Debt (553,102) (606,075)

QUARTERLY REPORT
SEPTEMBER 2026

Coronado STEEL STARTS HERE

GLOSSARY

A$ or AUD	Australian dollar currency
ABL Facility	Asset Based Lending facility
AEST	Australian Eastern Standard Time
AU / AUS	Australia
ASX	Australian Securities Exchange
Available Liquidity	Refer Non-GAAP Financial Measures section
Average mining cash costs per tonne produced	Refer Non-GAAP Financial Measures section (also referred to in this document as 'mining cash cost' or'unit cost')
Buchanan	The Company's Buchanan Mine Complex in the U.S.
Capital Expenditure	Expenditure included as a component of Investing Activities within the Coronado Consolidated Statement of Cash Flows
CDI	Chess Depositary Interest
CHPP	Coal Handling Preparation Plant
Closing Cash	Cash and Cash Equivalents (excluding restricted cash) at the end of the quarter
Curragh	The Company's Curragh Mine Complex in Australia
EBITDA	Earnings before interest, tax, depreciation, and amortization
FOB	Free On Board in the vessel at the port
FOR	Free on Rail in the railcar at the mine
Free Cash Flow	Net Cash from Operating Activities less cash taxes, Capital Expenditure, Acquisition Expenditure, amounts reserved for Capital / Acquisition Expenditure and amounts required for Fixed Dividends and Debt Servicing.
FY	Full Year 1 January to 31 December
Group	Coronado Global Resources Inc and all subsidiary entities in Australia and the United States
Group average realised pricing	Group average realised pricing represents total coal revenues divided by total coal sales volumes and reflects the blended outcome of metallurgical and thermal coal sales.
H1	First six months of calendar year
HCC	Hard coking coal
High Vol	High volatile Met Coal being either High Vol A or High Vol B
HVA	High Vol A
HVB	High Vol B
Kt	Thousand tonnes, metric
Logan	The Company's Logan Mine Complex in the U.S.
LTI	Lost Time Injury
LV	Low volatile Met Coal
LV HCC FOB USEC index price	Low-Volatile Hard Coking Coal Free On Board United States East Coast benchmark index price
Mammoth	Mammoth Underground Mine, part of the Curragh Mine Complex
Mbcms	Million Bank Cubic Metres of waste movement
Met Coal	Metallurgical quality coal
Mt	Million tonnes, metric
Net (Debt) / Cash	Refer Non-GAAP Financial Measures section
NEWC Thermal index price	Thermal Coal Free On Board Newcastle (Australia) (NEWC) benchmark index price
PCI	Pulverised Coal Injection
PLV HCC FOB AUS index price	Premium Low-Volatile Hard Coking Coal Free On Board Australian benchmark index price
PLV HCC CFR China index price	Premium Low-Volatile Hard Coking Coal (including cost of freight) to China benchmark index price
Prime Waste	Overburden removed (excluding rehandled waste) to gain access to the ore body
Realised pricing	Actual price received
Average realised Met price per tonne sold	Refer Non-GAAP Financial Measures section
ROM	Run of Mine, coal mined unwashed
Saleable production	Coal available to sell, either washed or bypassed
Sales volumes	Sales to third parties
Severity Rate	(Number of lost workdays x 200,000) / Total number of hours worked by employees
SGX Forward Curve	Singapore Exchange Australian Coking Coal futures quotes
Strip Ratio	Ratio of overburden removed to coal mined (ROM)
tCO2e	Tonnes of Carbon Dioxide equivalent emissions
Total Waste	Overburden removed (including rehandled waste) to gain access to the ore body
TRIFR	Total Reportable Injury Frequency Rate, is the number of fatalities, lost time injuries, cases or substitute work and other injuries requiring medical treatment per Million hours worked on a rolling 12-month basis (used in Australia)
TRIR	Total Reportable Incident Rate, is a mathematical computation that takes into account how many Mine Safety and Health Administration (MSHA) recordable incidents our Company has per 200,000 hours worked on a rolling 12-month basis (used in the U.S. and for the Group)
US$ or USD	United States dollar currency
U.S.	United States of America
VWAP	Volume Weighted Average Realised Price
YTD	Year-to-date for the calendar year

QUARTERLY REPORT: Q3, SEP 2026 14